INDEPENDENT AUDITOR'S REPORT


To The Board of Directors of
Go Online Networks Corporation

We hereby consent to the use in this Registration Statement on Form SB-2 of our report dated August 27, 1999 relating to the consolidated financial statements of Go Online Networks Corporation (formerly Jones Naughton Entertainment, Inc.) and consolidated subsidiaries, appearing in the Prospectus, which is a part of this Registration Statement. We also consent to the reference to us under the heading "Experts" in such Prospectus.

/s/   Schumacher & Associates

SCHUMACHER & ASSOCIATES


Englewood, Colorado
October 6, 1999